STOCKHOLDERS' AGREEMENT

                  THIS STOCKHOLDERS' AGREEMENT entered into as of April 23, 1996, among NAL FINANCIAL GROUP INC. (the "Company"), BENEFICIAL STANDARD LIFE INSURANCE COMPANY ("BSLIC"), and GREAT AMERICAN RESERVE INSURANCE COMPANY ("GARCO"), and each of the "Existing Stockholders" listed on the signature page hereof. BSLIC, GARCO and the Existing Stockholders are collectively referred to as the "Stockholders" and individually as a "Stockholder." Capitalized terms used herein are defined in paragraph 7 hereof.

                  The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "Board"), (ii) assuring continuity in the management and ownership of the Company, (iii) limiting the manner and terms by which the Stockholders' stock may be transferred, and (iv) certain related matters. The execution and delivery of this Agreement is a condition to GARCO and BSLIC's acquisition of the Company's securities pursuant to a Securities Purchase Agreement entered into on even date herewith.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                  1. Board of Directors.

                  (a) Each Stockholder shall vote all of his Stockholder Shares which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and stockholder meetings), so that:

                        (i) one (1) person designated by BSLIC and GARCO (the "Designee") shall be nominated and elected or appointed to serve on the Board of Directors of the Company;

                        (ii) the Designee shall also be appointed to serve on each of the "Audit Committee" and the "Compensation Committee" as established pursuant to paragraphs 1(b) and (c) below.

                  (b) The Board of Directors shall create a Compensation Committee which shall consist of three (3) directors, a majority of which shall be non-employee directors;

                  (c) The Audit Committee of the Board of Directors shall consist of three (3) directors, a majority of which shall be non-employee directors;

                  (d) In the event that the Designee for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an alternative representative designated by GARCO and BSLIC as provided hereunder.

                  (e) Upon termination of this Agreement, the Designee (or replacement thereof) shall offer to tender his or her resignation to the Board of Directors effective as of the date of termination. Such resignation in undated form shall be attached hereto. Robert R. Bartolini, or the then Chairman of the Company's Board of Directors shall be authorized by virtue of this Agreement to accept and date such resignation upon the termination of this Agreement. This authorization shall be evidenced by such Designee's signature at the end hereof.

                  2. Restrictions on Transfer of Stockholder Shares:

                  (a) Transfer of Stockholder Shares. Except for Permitted Transfers (as defined in paragraph 2(b) below), no Existing Stockholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any shares of Common Stock (a "Transfer") for a period of the earlier of: (i) termination of this Agreement; or (ii) eighteen (18) months from the date hereof except in accordance with the following exemptions:

                        (i) the Transfer of up to 100,000 Shares of Common Stock in the aggregate by John T. Schaeffer;

                        (ii) the Transfer of up to 210,000 shares of Common Stock by Robert R. Bartolini pursuant to the exercise of certain Common Stock purchase options granted by Mr. Bartolini in 1995; and

                        (iii) commencing January 1, 1997, Transfers by the Existing Stockholders of no more than 50,000 shares of Common Stock on a quarterly basis.

                  (b) Permitted Transfers. The restrictions set forth in paragraph 2 shall not apply with respect to any Transfer of Stockholder Shares (a "Permitted Transfer") by any Stockholder (i) in the case of the Existing Stockholder, pursuant to applicable laws of descent and distribution or among the Existing Stockholder's Family Group or (ii) in the case of GARCO and BSLIC, among their Affiliates (collectively referred to herein as "Permitted Transferees"); provided that the restrictions contained in paragraph 2 shall continue to be applicable to the Stockholder Shares after any such Transfer and provided further that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred. For purposes of this Agreement, "Family Group" means an Existing Stockholders' spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the Existing Stockholder and/or the Existing Stockholders' spouse and/or descendants, and "Affiliate" means any other Person directly or indirectly controlling, controlled by or under common control.

                  (c) Consent to Registration. Notwithstanding anything to the contrary in the Securities Purchase Agreement and the "Ancillary Agreements" defined therein, BSLIC and GARCO do hereby consent and agree to permit the Company to include the resale of the shares of Common Stock identified in paragraphs 2(a)(i), 2(a)(ii) and 2(a)(iii) in any registration statement to be filed by the Company with the Securities and Exchange Commission subsequent to the date hereof, provided such resale does not conflict with the rights of BSLIC and GARCO to the extent set forth in the Registration Rights Agreement; and BSLIC and GARCO does agree to cause the Designee to vote for and consent to such a registration.

                  3. Termination of Agreement. This Agreement shall terminate automatically and the terms hereof shall be of no further force and effect at such time as GARCO and BSLIC have each received a return on their investment in the Company equal to the principal amount of such investments plus interest at 9% per annum as set forth in the Securities Purchase Agreement.

                  4. Legend.

                  (a) Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The securities represented by this certificate are subject to a Stockholders' Agreement dated as of April 23, 1996, among NAL Financial Group Inc. (the "Company"), certain of the Company's stockholders and Beneficial Standard Life Insurance Company and Great American Reserve Insurance Company, as amended and modified from time to time. A copy of such Stockholders Agreement shall be furnished without charge by the Company to the holder hereof upon written request."

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares upon Transfer pursuant to the terms hereof or upon the termination of this Agreement

                  (b) Notwithstanding the above, certain shares of Common Stock for which Robert R. Bartolini is the beneficial owner, are presently subject to certain pledge arrangements. Mr. Bartolini will use his best efforts to terminate these pledge arrangements as shortly as possible following this transaction, and upon the receipt of his shares, he will comply with the provisions of paragraph 4(a) above.

                  5. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

                  6. Representations and Warranties.

                  (a) Each Stockholder represents and warrants for himself, herself or itself, severally and not jointly, that:

                        (i) such Stockholder is the record or beneficial owner of the number of Stockholder Shares set forth opposite his, her or its name on the signature page hereof (subject to adjustment in the case of BSLIC and GARCO),

                        (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and

                        (iii) except with respect to the existing Voting Trust for the benefit of Robert R. Bartolini and John T. Schaeffer, such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provisions of this Agreement.

                  (b) Except with respect to the existing Voting Trust for the benefit of Robert R. Bartolini and John T. Schaeffer, no holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

                  7. Definitions.

                  "Board" has the meaning set forth in the preamble.

                  "Common Stock" means the Company's Common Stock, par value $.15 per share.

                  "Company" has the meaning set forth in the preamble.

                  "Existing Stockholders" has the meaning set forth in the preamble.

                  "Permitted Transferee" has the meaning set forth in paragraph 2(b).

                  "Permitted Transfer" has the meaning set forth in paragraph 2(b).

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                   "Registration Rights Agreement" means the registration rights agreements by and between BSLIC AND GARCO and the Company dated as of the date hereof.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time.

                  "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of an even date herewith by and between the Company and BSLIC AND GARCO.

                  "Stockholder Shares" means (i) any Common Stock, preferred stock or other equity securities purchased or otherwise acquired by any Stockholder, (ii) any options, warrants or other rights to acquire equity securities, including any convertible debentures and (iii) any direct or indirect interest in any of the above. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the terms of this Agreement and the registration statement covering them or (y) sold in accordance with the terms of this Agreement to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

                  "Stockholders" has the meaning set forth in the preamble.

                  "Transfer" has the meaning set forth in paragraph 2(a).

                  "Underlying Common Stock" means the shares of the Company's Common Stock issued or issuable upon conversion of the Debenture purchased pursuant to the Securities Purchase Agreement.

                  8. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company or such Stockholder. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  10. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement together with the Company's Certificate of Incorporation and the Securities Purchase Agreement and the exhibits thereto embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  11. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.

                  12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  13. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and the Stockholders may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Notices Schedule attached hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

                             NAL Financial Group Inc.
                             500 Cypress Creek Road West
                             Suite 590
                             Fort Lauderdale, FL  33309
                             Attention: Robert R. Bartolini, President

                             With a copy to:

                             Stephen M. Cohen, Esquire
                             Buchanan Ingersoll Professional Corporation
                             Two Logan Square, 12th Floor
                             18th & Arch Streets
                             Philadelphia, PA  19103-2771

                  15. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  16. Jurisdiction. The Company and the Stockholders agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or state courts in the County of Marion, State of Indiana. Service of process on the Company or the Stockholders in any action arising out of or relating to this Agreement shall be effective if mailed to such party at the address listed in Section 14 hereof.

                  17. Arbitration. If a dispute arises as to interpretation of this Agreement, it shall be decided finally by three arbitrators in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrators shall be appointed as follows: one by the Company, and the Existing Stockholders, one by BSLIC and GARCO and one by all of the Stockholders. The arbitration shall take place in Carmel, Indiana. The decision of a majority of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of the arbitrator appointed by it, its counsel and its witnesses. The parties shall share equally the fees and expenses of the impartial arbitrator.

                  18. Descriptive Headings. The descriptive headings and captions of this Agreement and the Schedules attached hereto are inserted for convenience only and do not constitute a part of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                          THE COMPANY:

                                          NAL FINANCIAL GROUP INC.


                                          By:_____________________________
                                              Robert R. Bartolini, President

                               EXISTING STOCKHOLDERS:


                               By:______________________________
                                   Robert R. Bartolini(1)(2)


                               By:______________________________
                                   John T. Schaeffer(1)


                               BENEFICIAL STANDARD LIFE INSURANCE COMPANY


                               By:________________________________
                               Title:_____________________________


                               GREAT AMERICAN RESERVE INSURANCE COMPANY


                               By:________________________________
                               Title:_____________________________


For the sole and limited purpose of consenting to the provisions of paragraph 1(e) hereof:

                               DESIGNEE


                               By:_____________________________



- - ------------------------------------

(1) Shares held directly and beneficially, including beneficial ownership through the Voting Trust Agreement held on behalf of Robert R. Bartolini and John T. Schaeffer by English, McCaughan & O'Bryan, P.A

(2) Includes shares held by The Robert R. Bartolini and Marcia G. Bartolini Revocable Trust dated July 27, 1992 and The Marcia G. Bartolini Revocable Trust dated July 27, 1992, for which Robert R. Bartolini serves as a Co-Trustee.

                        SCHEDULE OF EXISTING STOCKHOLDERS

Name and Address                                             Stockholder Shares

Robert R. Bartolini                                              2,235,647(1)
NAL Financial Group Inc.
500 Cypress Creek Road West, Suite 590
Fort Lauderdale, FL  33309

John T. Schaeffer 302,913(2) NAL Financial Group Inc. 500 Cypress Creek Road West, Suite 590 Fort Lauderdale, FL 33309

- - ---------------------------------
(1) Includes 1,647,004 shares held by Robert R. Bartolini and Marcia G. Bartolini, Co-Trustees of the Robert R. Bartolini Revocable Trust dated July 27, 1992, 210,000 shares of which are subject to options granted by Mr. Bartolini during May 1995. Also includes 305,176 shares presently held by English, McCaughan & O'Bryan, P.A. pursuant to the terms of the Voting Trust Agreement. Includes 264,022 shares held by Marcia G. Bartolini and Robert R. Bartolini, Co-Trustees of the Marcia G. Bartolini Revocable Trust dated July 27, 1992.

(2) Includes 34,628 shares held by English, McCaughan & O'Bryan, P.A. for the benefit of Mr. Schaeffer pursuant to the terms of the Voting Trust Agreement. Includes 13,333 Incentive Stock Options granted to Mr. Schaeffer in December 1994 which vested as of January 1, 1996.

                                NOTICES SCHEDULE


If to Mr. Bartolini:

Robert R. Bartolini
NAL Financial Group Inc.
500 Cypress Creek Road West, Suite 590
Fort Lauderdale, FL  33309

If to Mr. Schaeffer:

John T. Schaeffer
NAL Financial Group Inc.
500 Cypress Creek Road West, Suite 590
Fort Lauderdale, FL  33309

If to BSLIC:

Beneficial Standard Life Insurance Company
11825 N. Pennsylvania Street
P.O. Box 1911
Carmel, IN  46032
Attention:  Ngaire E. Cuneo
            Executive Vice President

If to GARCO:

Great American Reserve Insurance Company
11825 N. Pennsylvania Street
P.O. Box 1911
Carmel, IN  46032
Attention:  Ngaire E. Cuneo
            Executive Vice President